MANAGEMENT DISCUSSION SECTION

     Operator: Good morning and welcome to the Bank of Florida Corporation Third Quarter Results Conference Call. Today's call is being recorded. With us today from the company is the President and CEO, Michael McMullan; Chief Financial Officer, Tracy Keegan; Chief Administrative Officer, John James; Chief Risk Officer, John Chaperon; and Director of Banking, Mr. Roy Hellwege. Following the company's remarks, there will be a short question-and-answer period.

     I'll remind you that any forward-looking statements made during this presentation are subject to risks and uncertainties. Further, the company has no obligation to update any following - I'm sorry, any forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made. If you are interested in factors that may cause our results to differ materially from any forward-looking statements, they are detailed on our website in our SEC filings and summarized in our earnings release issued yesterday.

     A replay of this call will be available for 90 days from the company's website at www.bankofflorida.com. At this time, I would like to turn the call over to Mr. Mike McMullan, President and CEO. Please go ahead sir.


Michael L. McMullan, President and Chief Executive Officer
--------------------------------------------------------------------------------

     Good morning, and welcome and thank you so much, for joining us today. We appreciate your participation and continued interest in Bank of Florida. As we discussed in our third quarter 2008 preliminary release on October 10, residential real estate continues to be extremely difficult to value particularly in the Lee County market. For example, September's median sales price in the Fort Myers area was $126,250, 42% lower than the $218,000 level a year ago, according to the REALTOR Association of Greater Fort Myers.

     Lee County, also has the highest real estate inventory in the state according to data provided by a local real estate economist, which is obviously another factor impacting these real estate values. As a result of the significantly lower real estate valuations, we took a $6.2 million provision for loan losses during the third quarter of 2008, which was obviously the greatest contributing factor to our net loss. The 6.2 million was driven by 5.2 million of net charge-off, which was primarily related to two residential construction credits totaling approximately 3.2 million, both of which we discussed on our October 10, preliminary earnings call.

     Our loan loss allowance as a percentage of total loans increased to 1.14% during the third quarter of 2008, up slightly from 1.11% during the second quarter. Non-performing loans increased 4.8 million to 29.1 million or 2.33% of total loans during the third quarter of 2008, up from 24.3 million or 2.03% in the second quarter of 2008. The primary reason for the increase, which was net of the 5.2 million in charge-offs taken during the quarter, was the addition of four large commercial relationships totaling
     8.5 million. Also, as you may have noticed on the chart in the press release breaking out non-performing loans, the 1-4 Family category totaled 5 million. This amount is primarily made up of one $3 million loan that we don't anticipate any loss on.

     While non-performers continue to increase, they increased at a slower rate than in previous quarters. I'll address our process around ongoing identification a little bit later in my comments. In regards to other real estate owned, we increased from the second quarter level of 439,000 to 4.1 million, which was primarily due to the addition of 30 acres of vacant land in Punta Gorda, which is in Lee County, valued at approximately 2.6 million.

     Loans 30 to 89 days past due increased 23.4 million to 37.3 million as of September 30, 2008. However, within the first several days of October, these past dues decreased 9.1 million to 28.1 million. So while economic conditions remain very challenging, we are continuing to aggressively manage non-performers and delinquencies.


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     Switching gears a little bit, I'd like to address our expectations for the fourth quarter of 2008. The fact remains that maintaining current valuations across our markets continues to be challenging. As difficult as it may be, identifying problem loans, determining valuations and assessing the ultimate resolution is all part of an effective process. We have always had a very detailed loan review and credit administration process, which we have stress tested at least twice over the past nine months.

     The first test was in the fourth quarter of 2007 where we had little to no changes in our then valuations on classified assets as a result of our regulatory exam by the FDIC. Our second major stress test came during the third quarter of 2008, when we hired a third party loan review consulting firm to analyze our loan portfolio. This firm reviewed over 40% of our total loans, including 99% of our classified assets and reported the final reserve number in line with management projections. However, we continue to monitor the valuations on the loans specifically identified and reviewed by ourselves and the firm, as well as loans that they did not review but that may be showing signs of stress. As a result of these ongoing efforts, we anticipate increasing the reserves during the fourth quarter as these valuations and any subsequent impairments are identified.

     Although there will be additional provision expense as part of increasing the reserves during the fourth quarter, we certainly expect to remain well capitalized, which will allow us to continue to grow as we move into 2009. Also, during the fourth quarter we anticipate further net interest margin compression primarily due to the extremely competitive deposit pricing conditions that persist across our markets. We also believe that the recent 50 basis point decrease in the prime rate will have a modest impact on our net interest margin, as we saw little to no changes in deposit rates by the competitors that continue to pay significant premiums on deposits in our markets.

     In terms of improving our profitability, we will continue to focus on reducing our non-interest expenses and improving operating efficiencies. We are in the early stages of our annual review of non-interest expenses and we will be taking a very close look at opportunities where we can improve efficiencies. Actions already taken include the closing of the Cape Coral office last May, which is expected to save $500,000 annually beginning in 2009.

     Finally, we are currently planning to participate in the recently announced Treasury Capital Purchase Program, a program intended to strengthen the capital position of already healthy financial institutions. We intend to apply for the programs maximum investment of 3% of risk-weighted assets, which translates to approximately 35 to $40 million. While we remain well capitalized and intend to do so, we believe this opportunity is an attractively priced option which would allow us to capitalize on the current opportunities including both organic growth as well as the various low to no premium acquisitions that continue to present themselves as a result of the significant market disruption.

     I will now turn the meeting over to Tracy Keegan.


Tracy L. Keegan, Executive Vice President and Chief Financial Officer
--------------------------------------------------------------------------------

     Thank you Mike and good morning everyone. My comments this morning will be brief, as most of the information has already been covered by Mike or in the press release. However, there are a couple of areas I'd like to comment on. I'll start off with net interest margin, which as you've already heard, decreased 25 basis points to 3.33% compared to the second quarter. The primary reason for this decrease is related to interest reversals on non-accrual loans, which accounted for approximately 15 basis points of the net interest margin compression.

     We also ran promotions on money market and CD deposits mid-September with premium rates in the range of 4% to 4.25%. These promotions, which increased our on-balance sheet liquidity and dropped our loans-to-deposit ratio to just over 100%, also contributed to the net interest margin compression and will continue to do so during the fourth quarter.

     Also, as Mike mentioned, we're seeing little to no change in the advertise rates of our competitors since the last Federal Reserve rate cut, which has limited our ability to drop deposit rates, another factor impacting margin as we head into the fourth quarter. It is still hard to say what the total margin compression will be during the fourth quarter, given the almost daily economic changes impacting the factors driving margin. However, at this point, I am anticipating a decline similar to what we saw during the third quarter.

     Going back to the deposit campaign that I mentioned earlier, total deposits increased 19% or 74% annualized, compared to the second quarter, primarily due to the addition of 80 million in reciprocal CDARs deposits, as we mentioned in the call on October 10. Core deposits represented approximately 58% of total deposits at September 30, 2008, relatively unchanged from the prior quarter. The majority of this deposit growth came from new relationships, which we have developed a strategy to expand upon over the next couple of months.

     Also, as previously mentioned, our loans-to-deposit ratio decreased to just over 100% during the third quarter, down significantly from 118% at the end of the second quarter. We believe this on-balance sheet liquidity outside its impact on margin is a positive factor and will be viewed as such by regulatory agencies as we understand this is an even higher focus of their recent exams. From an off-balance sheet perspective, we currently have just over 350 million of available lines including FHLB borrowings and brokered CD availability, which we continue to test on a regular basis.

     We also had a strong quarter from a loan growth perspective, increasing the portfolio of 56 million or 19% annualized between the second and third quarters. We're continuing to see significant opportunities to grow the balance sheet as a result of the significant market disruption that continues to unfold across our markets and our loan pipeline remains strong relative to the current environment.

     While many of our competitors have stopped lending to small and mid-sized businesses, we remain well capitalized and are continuing to lend. We've also just recently started to see small improvements in loan yields as a result of the changes in the competitive landscape around lending, which will hopefully continue and will offset the pricing issues we're seeing on the deposit side.

     Moving on to non-interest income. We mentioned in the press release that we experienced 11% increase over the second quarter. This was primarily associated with the $146,000 gain on a security we sold during the quarter. The second quarter, however, was low due to a one-time loss of 136,000 related to the disposal of certain fixed assets. So backing out these two one-timers, the third quarter non-interest income would have been lower than the second quarter by approximately 170,000. This is primarily due to lower service charge income and loan fee income.

     Trust fee income, however, was relatively flat quarter-over-quarter, as we continue to offset the impact of lower market valuations with the addition of new trust accounts. Non-interest expense has increased 6% to 11.4 million compared to the second quarter of 2008, most of which was related to higher costs associated with managing and working on problem assets, including the higher costs associated with repossessions and the movement of loans into OREO.

     Lastly, I will comment on our capital position. We continue to remain well capitalized with approximately 20 million in excess of the minimum regulatory requirements to be considered well capitalized. Our leverage and tangible equity ratios were 9.19% and 8.9% respectively and the total capital ratio was 11.57% at September 30, 2008. As Mike previously mentioned, we intend to participate in Treasury Capital Purchase Program by applying for the maximum of 3% of total risk-weighted assets. We believe the infusion of this capital would help to strengthen our already solid balance sheet and allow us to fully capitalize on the opportunities before us, including organic growth as well as acquisition opportunities.

     And now, I'll turn it back over to Mike.

Michael L. McMullan, President and Chief Executive Officer
--------------------------------------------------------------------------------

     Thank you Tracy. This concludes our prepared remarks, and we'll now take your questions.


     QUESTION AND ANSWER SECTION

     Operator: [Operator Instructions] Our first question comes from Dave Bishop with Stifel Nicolaus.

     <Q - David Bishop>: Hey, good morning. Hey guys...

     <A - Tracy L. Keegan>: Good morning.

     <A - Michael McMullan>: Good morning.

     <Q - David Bishop>: Hey, Mike, I am just sort of looking at some of the different details here in terms of the loan growth here. It looks like you had a pretty nice jump here in the retail segment of the commercial real estate portfolio. Maybe you could give us some detail here of how you are getting comfortable in terms of the growth here at this state of the economy and maybe what you're seeing in terms of loan pricing, loan terms now versus before that leads you to believe you are not sort of a - potential adverse selection?

     <A - Michael McMullan>: Certainly, being very selective is job one in this environment. The comments that we made in our earlier announcement this month was that we had turned down well over $100 million worth of loans in the Southeast market and that those loans were turned down because of credit underwriting standards, pricing, or the lack of a relationship opportunity. So, the underwriting standards that we're using are as stringent as we could apply. The nature of the opportunities is really the result of banks in our markets that are literally out of the lending business right now. So many of their disenfranchised, good borrowing customers are trying to find institutions that are still lending. In fact, I've had a couple of calls from CEOs in the last couple of months that are asking if we would take care of some of those better borrowers with a loan request. So, the concern that the regulators and the treasury have that that loan dollars are not getting out to Main Street right now is somewhat valid. That banks that are going through this examination cycle are being told that they need to raise capital before they can make any more loans is
     - that is becoming evident in the markets that we compete in. So, the nature of Florida, as we said, that there is still according to zip code a lot of good borrowers are out there and the borrowers are seeing some disruption in their traditional relationships with their banks.

     <Q - David Bishop>: You talked or I think Tracy alluded to pricing improving somewhat there maybe, can you give some examples maybe in the terms of the degree that's happening in terms of spread or maybe just a basis point number there?

     <A - Roy Hellwege>: Yeah, this is Roy Hellwege. I would comment that I think the opportunity for improved pricing I think has really materialized in the last several weeks, to be frank with you. We looked at a - conceptually at least at a rather large loan request by a very wealthy family, well-established family in the Fort Lauderdale market and during that discussion, our discussion really based on prime plus one type of scenario, that just wasn't available two to three to six months ago for a family of that stature. We are seeing the opportunity to price short-term, fixed rate credits three to five years max closer to 7%. And again, that wasn't available in the recent past. So, the - given the collapse really in availability in the credit market side, it's certainly providing some significant capacity I think right now to enhance our pricing on the asset side. The challenge of course is that the cost of funds remains just unusually very, very high as well too.

     <Q - David Bishop>: Do you think - I mean this is more of a personal or philosophic question. As the TARP program rolls along, now do you see any sort of improvement - any improvement sort of benefiting from that, in terms of deposit pricing as that sort of rolls through the industry?

     <A - Roy Hellwege>: I personally do. I think it may take a little bit longer than just the initial equity coming into the market I think, but once the consolidation phase, which I think we all agree will be significant here in the Florida market, begins to occur, I think the cost of funds should decline and hopefully rather dramatically. So, I would look to - and this is just speaking as a Director of Banking, not our finance chief obviously, but I would look to some rather significantly improved margins six-nine months down the road.

     <A - Michael McMullan>: The individuals in Florida that have made such a incredible sport of chasing high priced deposits - rates on CDs and money markets, I think that's becoming a smaller field, in that the concern for safety and soundness has really become a front and center issue in the last 90 days. And we did run somewhat of a low premium campaign of 4% and 4.25 in the last quarter, and we are able to pull that after about four days because the money market mutual fund scare of that Friday of about a month ago, resulted in significant new account activity coming in the door that next week. And that to us began the process of recognition that folks - that that field of people that are willing to chase that rate differential is getting smaller and that the new account activity that we've had was in the last 90 days. A lot of it was indicative of folks that were really looking for safety and soundness.

     <Q - David Bishop>: Got you. Hey, one final question, I'll jump off. In terms of the up tick in the 30-90 days past due, may be give us some color there in terms of - I mean, granularity there. And I guess it sounded like there was some outflow too after the quarter?

     <A - John James>: Yes, Dave this is John James. We're going to see delinquencies kind of jump around in this environment. They are up one day, down the next day, but there was an up tick in the third quarter as we continued to go through the portfolio and then as borrowers have showed more stress, and show up on the delinquency list, we've taken a hard look at those to see if it's a permanent fix or they are just running past through because it would make a little different situation. But I think we'll see our delinquencies jump around in this environment because people are cash-strapped and working to - working through their issues and we continue to pay a lot of attention to the portfolio.

     <A - Michael McMullan>: One thing that we take note of, which is the beginning of the process of working with a credit that's showing stress is, how cooperative are the borrowers and that you have loans that go past due that you are in the process of negotiating, terms and conditions for that renewal and we've been holding the line pretty - in a pretty much in disciplined fashion as to if the loan is going to carry because we are still in negotiations to improve the status of that credit, that's what's going to happen. And when you have borrowers that have had a difficult time in dealing with the current structure of the credit, when they come in, there is a lot of discussion that goes on in terms of strengthening that credit with additional collateral, additional guarantors, and those discussions sometimes can take a while and at times they have very positive results, and at other times we can't realize the objectives that we set in trying to renew that loan, and those discussions are hard to predict but I'll say clearly that the C of credit or character is very important in dealing with these relationships that are showing stress, and the discussions are very much detailed and disciplined. And several of the credits that paid down in the first part of October were loans that we were in discussions as to how we're going to renew those loans.

     <Q - David Bishop>: Great, thank you.

     Operator: And we'll take our next question from Michael Rose with Raymond James.

     <Q - Michael Rose>: Hi, good morning.

     <A - Michael McMullan>: Good morning.

     <Q - Michael Rose>: Tracy on the margin, given that the Fed is probably going to cut tomorrow 50 or maybe even 75 basis points, you mentioned that in the fourth quarter you expect a margin compression of 25 - roughly 25 basis points. Does that include...?

     <A - Tracy Keegan>: That's one of the factors, absolutely.

     <Q - Michael Rose>: It does, okay. I guess, secondarily, I noticed in your loan portfolio this quarter that land loans, raw land loans actually increased about 12 million. What's kind of driving that because most companies are experiencing a pretty dramatic reduction in that loan category?

     <A - John Chaperon>: Michael, this is John Chaperon. I think what is driving it is our relationships that we maintain with our good borrowers. We are not necessarily looking to do transactional loans, so where we have a good sponsorship in the loan itself, we'll take a hard look at it. We are focusing primarily on loans that are going to develop into office, professional, owner occupied types of land that we have loaned against for future development for those type of projects, but again, it's sponsorship and relationships that we are dealing with.

     <Q - Michael Rose>: Okay. And I guess finally, can you give an update on the Trust Company and kind of the opportunities that you are seeing out of this current environment?

     <A - Michael McMullan>: Well, the brand and the advertising emphasis that we highlighted last quarter is falling into a scenario that we think is going to be very advantageous for us. We've interviewed six marketing and advertising firms and are in the selection process right now. The word that we're hearing back from our clients in the Trust Company is, thank you for calling, thank you for being so proactive, thank you for reaching out to us and staying connected. And that - the last time we had a market like this, we received a lot of business in the Trust Company, although we were very young at the time because of the disconnect of relationship management of our large competitors with their client base. And we are seeing that same disconnect taking place, the disruption with Merrill Lynch and the relationships that are affected in that change of ownership, we think are going to be significant. So advertising and positioning what we do in terms of our investment management strategy holds up very well in the current conditions and we think that we are going to be able to report to our existing clients and to convey to the market that our strategy of investment management asset allocation is wealth preservation, is going to perform very well to the specific market indexes. So to position ourselves now, we feel is a very opportunistic time and that we should be rolling out sometime in the fourth quarter a very targeted branding and marketing to make that statement to the community of investment management customers that are feeling somewhat disconnected and looking for a more conservative and consistent, maybe local relationship with their investment management entity.

     <Q - Michael Rose>: Okay. Thank you.

     Operator: [Operator Instructions] And we'll go next to Steve Covington with Stieven Capital.

     <Q - Stephen Covington>: Good morning, everyone.

     <A - Michael McMullan>: Good morning.

     <Q - Stephen Covington>: Mike, in the past you've talked about some overall longer term goals on profitability and at times kind of a timetable whether that be in ROA or in ROE and understanding that this a very unusual and difficult operating environment. I guess, when is it reasonable to expect the fact to return or to get to a - even if you want to talk about a pre-tax, pre-provision, acceptable range of profitability?

     <A - Michael McMullan>: Steve, I appreciate the question very much, in that we look at '09 as a year of some very large expenses related to credit cost, managing our problem assets, supporting our special assets group, the impact on the margin from the non-performing loans, and the impact on margin based on the current rate environment. So, looking through '09, we feel like we're going to make a lot progress in continuing to build very healthy balance sheet to have close to 60% core deposit right now, I think is indicative of our deposits strategy going back several years. And if you look at some of our peers that were building their balance sheet in a different way, the core deposit rate ratios are going to be, I think very low. So, to continue just to invest in building a healthy balanced loan portfolio with a deposit strategy that we feel is going to pay off for us in '09, because of the disruption of relationships in our competitors deposit relationships as well as their loan relationships. The model that we referred to in the past of reaching that 1% ROA run rate and a 65% better efficiency ratio was based on about $2 billion asset size. And looking at returning to a normal operating environment and a normal margin environment, getting closer to the 3.9 range hopefully in '10 and looking at hopefully seeing some of these deposit competitors that continue to skew the market, not being that much of a significant effect on deposit pricing in the future and that we get back to normal deposit pricing. All those things I hope and we anticipate are going to become evident as a trend in late '09, and getting into 2010 and so we lost six or eight quarters through this cycle, we still look at those projections as being consistent with our assumptions of hitting those targets in a normalized operating environment.

     <A - Tracy Keegan>: Steve going back to your comment on the pre-tax, pre-provision, if you look at our investor presentation down on our website as of June and we'll update that now with September numbers, we do have a slide in there that compares pre-tax, pre-provision of the last 12 months and you will see an improvement excluding obviously as Mike said, the current credit situation and excluding the cost associated which has been now over $700,000 this year, working on this credit issues. So there have been improvements on those, and once we come out of this, and that will be a benefit to the ongoing profitability of the company.

     <A - Michael McMullan>: And on our run rate, say going into '10, but even very evident on expenses in '09 and in trends in '08, that we're going to come out of this with a much more efficient operating company on the expense side.

     <Q - Stephen Covington>: Okay. Thank you.

     <A - Michael McMullan>: Thank you.

     Operator: That does concludes the question-and-answer session today. Mr. McMullan, I'll turn the call back over to you for any closing remarks.


Michael L. McMullan, President and Chief Executive Officer
--------------------------------------------------------------------------------

     Well, again, we want to thank you very much for joining us. These certainly are very challenging times in the financial sector. We feel very connected with our communities, that is our model, that with our directors and our local leadership that we are connected with the businesses community and with the civic mindset of the issues that are challenging these communities that we serve and our model and the impact that it has of being very evident in our commitment to our communities and in our advertising, the Bank of Florida franchise and the fact that we are a unique community bank that has multiple skill sets in taking care of customers in our markets will continue to serve us well.

     I'll briefly comment that when we ran an ad in the Southwest Florida market with the picture of our Board of Directors and the leadership positions that those Board members have in our community, both in civic and in business sectors, that many new accounts we opened because of that connection and that recognition that Bank of Florida had that type of reputation commitment in our communities of that type of Board of Director group. So, we will continue to work on maintaining momentum and focus of growing our Bank in '09.

     We look forward to and I know that that may sound like a unique statement, but we do have an examination in the first quarter with the state and we are doing everything possible in staying current with our discussions with our regulators and anticipating what they will be looking for in that examination, and we do look forward to that examination in the first quarter. So, with all of the issues at hand, we will continue to grow our bank in '09 and be an alternative to customers that are being disrupted in their existing relationships and will stick to business. So, thank you very much for joining us and please call us or come see us if you are in the neighborhood.

     Operator: This does conclude today's conference call. We appreciate your participation. You may disconnect at this time.